Filed Pursuant to Rule 424(b)(3)
Registration No. 333-283802
PROSPECTUS SUPPLEMENT NO. 37, DATED AUGUST 6, 2026
TO THE PROSPECTUS, DATED FEBRUARY 7, 2025

11,200,000 Shares of Series L Redeemable Preferred Stock
4,800,000 Shares of Series M Redeemable Preferred Stock
(Liquidation Preference $25.00 per share)
This prospectus supplement no. 37 (this “Supplement”) is part of and should be read in conjunction with the prospectus of Ashford Hospitality Trust, Inc., dated February 7, 2025 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. When used in this Supplement, the terms “our Company,” “we,” “us,” or “our” refer to Ashford Hospitality Trust, Inc., a Maryland corporation, and, as the context may require, its consolidated subsidiaries, including Ashford Hospitality Limited Partnership, a Delaware limited partnership.
We have attached to this Supplement our current report on Form 8-K filed August 6, 2026. The attached information updates and supplements, and should be read together with, the Prospectus.
Investing in our securities involves risks. The Preferred Stock has no public trading market and has limited liquidity and may at times be illiquid. The Preferred Stock has not been rated and investors will be subject to the risks associated with investing in non-rated securities. See “Risk Factors” on page 19 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus, for information regarding risks associated with an investment in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): July 31, 2026

ASHFORD HOSPITALITY TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-31775	86-1062192
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification number)

14185 Dallas Parkway, Suite 1200
Dallas
Texas		75254
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (972) 490-9600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	AHT	New York Stock Exchange
Preferred Stock, Series D	AHT-PD	New York Stock Exchange
Preferred Stock, Series F	AHT-PF	New York Stock Exchange
Preferred Stock, Series G	AHT-PG	New York Stock Exchange
Preferred Stock, Series H	AHT-PH	New York Stock Exchange
Preferred Stock, Series I	AHT-PI	New York Stock Exchange
Preferred Stock Repurchase Rights		New York Stock Exchange

ITEM 2.01    COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On July 31, 2026, HH FP Portfolio LLC, an indirect wholly owned subsidiary of Ashford Hospitality Trust, Inc. (the “Company”), completed the sale of the Hyatt Regency Long Island located in Hauppauge, New York pursuant to an Agreement of Purchase and Sale, dated as of April 8, 2026, as amended and reinstated, by and between HH FP Portfolio LLC, as seller, and ABGHLI2613 LLC and TIC Owner Hyatt LLC, collectively as purchaser, for approximately $26.5 million in cash, subject to customary pro-rations and adjustments.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS.

(b)    The unaudited pro forma financial information for the Company as of and for the three months ended March 31, 2026 and for the year ended December 31, 2025, is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

(d)    Exhibits

Exhibit Number        Description

99.1    Unaudited Pro Forma Financial Information of Ashford Hospitality Trust, Inc.
101    Inline Interactive Data Files.
104    Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASHFORD HOSPITALITY TRUST, INC.

Dated: August 6, 2026	By:	/s/ Justin Coe
Justin Coe
Chief Accounting Officer